Exhibit 99.1

MANUFACTURED HOUSING PROPERTIES INC. ANNOUNCES RESULTS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

-	Revenues and EBITDA Increased 33% and 10%, respectively, Over Prior Period for the Quarter Ended September 30, 2021, And Revenues and EBITDA Increased 24% and 11%, respectively, Over Prior Period for the Nine Months Ended September 30, 2021

Charlotte, North Carolina, November 17, 2021 - Manufactured Housing Properties Inc. (OTC: MHPC), which acquires, owns, and operates 37 manufactured housing communities containing approximately 1,743 developed sites, today announced operating results for the quarter ended September 30, 2021.

Total revenues and EBITDA for the quarter ended September 30, 2021 were $2,259,169 and $960,687, respectively, compared to $1,700,963 and $873,088, respectively, for the quarter ended September 30, 2020. Total revenues and EBITDA for the nine months ended September 30, 2021 were $5,764,471 and $2,346,561, respectively, compared to $4,642,898 and $2,079,836, respectively, for the nine months ended September 30, 2020.

Raymond M. Gee, Chairman and CEO of Manufactured Housing Properties Inc. commented, “We are pleased to present another quarter of total revenue and EBITDA increases, which reflects the commitment and dedication of our team and the great housing value that the manufactured housing sector provides to our customers.”

Michael Z. Anise, President and CFO of Manufactured Housing Properties Inc. added “We are excited to continue to grow our portfolio by closing additional acquisitions in our pipeline throughout the end of year and into 2022, facilitated by our ongoing $47 million preferred stock offering under Regulation A of the Securities Act.”

Reconciliation of Non-GAAP Financial Measures

Manufactured Housing Properties Inc. presents Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in addition to its Net Income (Loss) reported in accordance with accounting principles generally accepted in the United States (GAAP).  EBITDA is a non-GAAP financial measure that differs from Net Income. Non-GAAP EBITDA excludes income tax expense, interest expense and depreciation and amortization, as well as refinancing cost. The table presented below includes a list of items excluded from Net Income (Loss) to reconcile to non-GAAP EBITDA.

Management believes non-GAAP EBITDA is useful to investors and other users of our financial statements in evaluating operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Management also believes that non-GAAP EBITDA is widely used by investors to measure operating performance without regard to items such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, the book value of assets, capital structure and whether assets were constructed or acquired. Non-GAAP EBITDA also allows investors and other users to assess the underlying financial performance of our income producing properties before management’s decision to deploy capital. The presentation of non-GAAP EBITDA is intended to complement, and should not be considered an alternative to, the presentation of Net Income, which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP EBITDA as presented in this release may not be comparable to similarly titled measures used by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2021	2020	2021	2020

Net (Loss)	$(92,871)	$(15,175)	$(520,691)	$(615,679)

Adjustments:

Depreciation & Amortization expense	507,493	447,266	1,411,158	1,259,713
Interest Expense	546,065	440,997	1,439,419	1,435,802
Refinancing Cost	-	-	16,675	-

EBITDA	$960,687	$873,088	$2,346,561	$2,079,836

About Manufactured Housing Properties Inc.

Manufactured Housing Properties Inc., together with its affiliates, acquires, owns, and operates manufactured housing communities. The Company focuses on acquiring and operating manufactured home communities in high growth markets.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” of the reports that we file with the Securities and Exchange Commission (SEC). Forward-looking statements contained in this announcement are made as of this date, and we undertake no duty to update such information except as required under applicable law.

Regulation A Offering

An offering statement relating to our offering of Series C Cumulative Redeemable Preferred Stock has been filed with the SEC. The SEC has qualified that offering statement, which means that we may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link. You can also obtain a copy of the offering circular by contacting J.R. Thacker at Arete Wealth Management, LLC, the placement agent for the Regulation A offering, by calling (888) 690-3580, by email at jrthacker@centerstreetsecurities.com, or write to Arete Wealth Management, LLC at 2 International Plaza Suite 301, Nashville, TN  37217.

Investing in a Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC's Investor Alert.

Neither this press release nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by us or any third party. The content of press release is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by us is only being made pursuant to the offering circular described above. The content of this press release is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment.

Contact:

Michael Z. Anise

President and Chief Financial Officer

(980) 273-1702